Exhibit 5.4

200 Crescent Court, Suite 300

Dallas, Texas 75201

+1 214 746 7700 tel

+1 214 746 7777 fax

October 10, 2014

CEC Entertainment Concepts, L.P.

SPT Distribution Company, Inc.

BHC Acquisition Corporation

Hospitality Distribution Incorporated

SB Hospitality Corporation

4441 W Airport Fwy

Irving, TX 75062

Ladies and Gentlemen:

We have acted as special counsel to (a) CEC Entertainment Concepts, L.P., (b) SPT Distribution Company, Inc., (c) BHC Acquisition Corporation, (d) Hospitality Distribution Incorporated and (e) SB Hospitality Corporation (each a “Covered Guarantor,” and collectively, the “Covered Guarantors”) in connection with the Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, with respect to an exchange offer of $255,000,000 of 8.000% Senior Notes due 2022 (the “Exchange Notes”) to be offered by CEC Entertainment, Inc. (the “Company”) in exchange for a like principal amount of the Company’s outstanding 8.000% Senior Notes due 2022 (the “Original Notes”) issued on February 19, 2014 (the “Offering”). The Original Notes have been, and the Exchange Notes will be, issued under an indenture dated as of February 19, 2014, by and among the Company, the Subsidiary Guarantors (as defined therein) and Wilmington Trust (the “Indenture”). The Company’s obligations under the Original Notes were, and the Exchange Notes will be, guaranteed by the Subsidiary Guarantors pursuant to Article XII of the Indenture (the “Guarantees”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture (including the Guarantees included therein) and the company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of each of the Covered Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these

October 10, 2014

opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Covered Guarantors.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	Each Covered Guarantor is a corporation or limited partnership, as applicable, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate or limited partnership, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

2.	The execution, delivery and performance of the Indenture (including the Guarantees of the Exchange Notes set forth therein) by each Covered Guarantor have been duly authorized by all necessary corporate or limited partnership, as applicable, action on the part of such Covered Guarantor. The Indenture has been duly and validly executed and delivered by each such Covered Guarantor.

The opinions expressed herein are limited to the laws of the State of Texas, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP